                                    EXHIBIT 2.1



                              ASSET PURCHASE AGREEMENT

          THIS AGREEMENT is made December 2, 1998, between Shelby Williams Industries, Inc., a Delaware corporation ("Seller"), and PHF Hawaii, Incorporated, a Hawaii corporation ("Purchaser").

                                  R E C I T A L S

          A. Seller is engaged in the business of manufacturing and selling furniture and other products on a worldwide basis. Seller's Pacific Home Furnishings ("PHF") operating division is engaged in the business of distributing floor coverings and textile products from its principal place of business located at 98-735 Kuahao Place, Pearl City, Hawaii (the "PHF Division").

          B. Seller desires to sell to Purchaser certain of Seller's assets, properties and rights relating to the PHF Division, other than the Excluded Assets, as herein defined (the "Purchased Assets"), and Purchaser desires to purchase the Purchased Assets, all on the terms and subject to the conditions contained in this Agreement.

                                A G R E E M E N T S

          Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                     ARTICLE I

                            PURCHASE AND SALE OF ASSETS

          1.1 AGREEMENT TO PURCHASE AND SELL. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell to Purchaser, all of the Purchased Assets.

          1.2 ENUMERATION OF PURCHASED ASSETS. The Purchased Assets shall include the following assets owned by Seller:

               (a) all inventory of the PHF Division, including, without limitation, raw materials, work in process, finished goods, goods in transit, service parts and supplies as set forth on Schedule
1.2(a) hereto (collectively, the "Inventory");

               (b) all furniture, fixtures, equipment, machinery, parts, computer hardware, tools, dies, jigs, patterns, molds, automobiles and trucks and all other tangible personal property located on the premises of the PHF Division (other than the Inventory) as set forth on Schedule 1.2(b) hereto (collectively, the "Equipment");

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

               (c) all leasehold interests in property leased to Seller and used exclusively in the conduct of the business of the PHF Division as set forth on Schedule 1.2 (c) hereto (the "Leased Property");

               (d) all sales orders and sales contracts, purchase orders and purchase contracts, quotations and bids relating exclusively to the PHF Division;

               (e) all Intellectual Property (as herein defined) relating exclusively to the PHF Division, including, without limitation, the names "Pacific Home Furnishings" and "PHF", and all goodwill associated therewith;

               (f) all license agreements, distribution agreements, sales representative agreements, service agreements, supply agreements, franchise agreements, computer software agreements and technical service agreements listed on Schedule 1.2 (f) attached hereto to the extent they are legally transferable by Seller and related exclusively to the conduct of the business of the PHF Division;

               (g) all customer lists, customer records and information of the PHF Division;

               (h) all rights in connection with deposits, prepaid expenses and claims against vendors with respect to the assets being sold hereunder which are described on Schedule 1.2(h) attached hereto;

               (i) all computer software, including all documentation and source codes with respect to such software and licenses and leases of software to the extent they are legally transferable by Seller and related exclusively to the conduct of the business of the PHF
Division;

               (j) all sales and promotional materials, catalogues and advertising literature related exclusively to the conduct of the business of the PHF Division; and

               (k)  all telephone numbers of the PHF Division.

          1.3  EXCLUDED ASSETS.   The Excluded Assets shall consist of the
following items:

               (a) all cash on hand and in banks, cash equivalents (exclusive of deposits and letters of credit from customers of Seller), and investments;

               (b) all accounts receivable, notes receivable, negotiable instruments and chattel paper (collectively the "Accounts
Receivable") including, without limitation, the items listed on
Schedule 1.3(b) hereto;.

               (c) Seller's bank accounts (including the lock box for the collection of Seller's accounts receivable) checkbooks and cancelled checks as set forth on Schedule 1.3(c) hereto;

               (d) those contracts with Seller's Affiliates (as herein defined) set forth on Schedule 1.3(d) hereto;

               (e) claims (and benefits to the extent they arise therefrom ) that relate to liabilities other than the Assumed Liabilities (as herein defined) and assets other than the Purchased Assets;

               (f) insurance policies of Seller and rights in connection therewith, unless prior to the Closing, Purchaser elects, by written notice delivered to Seller prior to the Closing Date, to accept assignments of any of such insurance policies;

               (g) rights arising from prepaid deposits and expenses, if any, with respect to assets not being sold hereunder including, without limitation, the items listed on Schedule 1.3(g) hereto;

               (h) rights arising from any refunds due with respect to insurance premium payments and tax refunds due from federal, state and local taxing authorities including;

               (i) all rights of indemnification and claims which relate to the conduct of the PHF Division by Seller prior to the Closing Date;

               (j)  Seller's rights under this Agreement;

               (k)  the agreements, if any, set forth on Schedule 1.3(k);

               (l)  the assets, if any, described on Schedule 1.3(l); and

               (m) all other assets of Seller not constituting a part of the PHF Division.



                                     ARTICLE II

                             ASSUMPTION OF LIABILITIES

          2.1 AGREEMENT TO ASSUME. At the Closing (as herein defined), Purchaser shall assume and agree to discharge and perform when due, all liabilities and obligations of Seller of every kind and description, other than the Excluded Liabilities, as herein defined (the "Assumed Liabilities").


          2.2 EXCLUDED LIABILITIES. The following (and only the following) liabilities and obligations of Seller shall constitute the "Excluded Liabilities":

               (a) any liabilities for legal, accounting, audit and investment banking fees, brokerage commissions, and any other expenses incurred by Seller in connection with the negotiation and preparation of this Agreement and the sale of the Purchased Assets to Purchaser;

               (b) any liabilities of Seller for all taxes relating to the PHF Division;

               (c) any liability of Seller to banks or financial institutions with respect to borrowed money;

               (d) all liabilities of Seller prior to the Closing under that certain Agreement, dated September 13, 1997, between Pacific Home
Furnishings and The Carpet, Linoleum and Soft Tile Union Local No.
1926, AFL-CIO (the "Union Agreement");

               (e) all accounts payable of the PHF Division that are listed on Schedule 2.2(d) hereto; and

               (f) any liabilities of Seller under those leases, contracts, insurance policies, commitments, sales orders, purchase orders, Permits (as defined herein) and Environmental Permits (as defined herein) which are not assigned to Purchaser pursuant to this Agreement.

          2.3 NO EXPANSION OF THIRD PARTY RIGHTS. The assumption by Purchaser of the Assumed Liabilities shall not expand the rights or remedies of any third party against the Purchaser or the Seller as compared to the rights and remedies which such third party would have had against the Seller had the Purchaser not assumed the Assumed Liabilities.

                                    ARTICLE III

                   PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

          3.1  PURCHASE PRICE; METHOD OF PAYMENT.


          (a) The "Purchase Price" of the Purchased Assets shall equal the book value of the Inventory described in Section 1.2(a) as of the Closing Date as mutually agreed upon consistent with Section 3.2 between Seller and Purchaser immediately prior to the Closing (the "Inventory Valuation Amount"), MINUS $1,500,000.

          (b)  The Purchase Price shall be paid as follows:

               (i) an amount equal to $1,500,000 shall be paid in cash at Closing (the "Cash Portion") by wire transfer to an account or accounts specified by Seller in writing; and

               (ii) the balance of the Purchase Price shall be paid by the execution and delivery of a Secured Promissory Note of Purchaser
(the "Note"), personally guaranteed by Thomas Lee and Gary Orimoto, all in the form of the Note and Guarantee attached hereto, as Exhibits A and B respectively. The Seller's interest in the Note, each Guarantee and its security interest in the Purchased Assets shall be subordinate and junior to the Purchaser's indebtedness to First Hawaiian Bank in the principal amount of $1,750,000, as set forth in two Subordination Agreements executed by the Seller, the Purchaser and First Hawaiian Bank.

          3.2  INVENTORY VALUATION.     No more than two days prior to the
Closing, Seller and Purchaser will jointly conduct an audit of the Inventory to determine the Inventory Valuation Amount. The Inventory shall be valued at Seller's cost in a manner consistent with Seller's past practices with respect to the valuation of Inventory. Upon the conclusion of such audit, an authorized representative of Seller and Purchaser shall execute an Officer's Certificate certifying the Inventory Valuation Amount.

          3.3 TIME AND PLACE OF CLOSING. The transaction contemplated by this Agreement shall be consummated (the "Closing") at 10:00 a.m. at the offices of Purchaser on December 14, 1998 or on such other date, or at such other time or place, as shall be mutually agreed upon by Seller and Purchaser; provided, however, that the date of the Closing shall be automatically extended from time to time for so long as any of the conditions set forth in Article VI shall not be satisfied or waived, subject, however, to the provisions of Section 11.1. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date Honululu, Hawaii.

          3.4 MANNER OF PAYMENT OF THE PURCHASE PRICE. At the Closing, Purchaser shall(i) assume the Assumed Liabilities, (ii) pay the Cash Portion to Seller, by wire transfer to such account as Seller shall designate by written notice delivered to Purchaser on or prior to the Closing Date and
(iii) deliver the Note and Guarantee to Seller.

          3.5 CLOSING DELIVERIES. At the Closing, the parties shall execute and deliver such bills of sale, assignments, deeds, documents of title, assumption agreements, closing certificates, searches, title insurance policies and other documents as are reasonably required in order to effectuate the consummation of the transaction contemplated hereby. All documents to be delivered by a party shall be in form and substance reasonably satisfactory to the other party.

          3.6 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and in accordance with Schedule 3.6 hereto.

                                     ARTICLE IV

                           REPRESENTATIONS AND WARRANTIES

          4.1 PURCHASER'S REPRESENTATIONS AND WARRANTIES. Purchaser represents and warrants to Seller that:

               (a) Purchaser is a corporation duly organized, existing and in good standing, under the laws of the State of Hawaii with contributed capital of $250,000.

               (b) Purchaser has full corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Purchaser pursuant to this Agreement (collectively, "Purchaser's Ancillary Documents"). This Agreement has been, and Purchaser's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Purchaser.

               (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery by Purchaser of this Agreement and Purchaser's Ancillary Documents, and the consummation by Purchaser of the transaction contemplated by this Agreement and Purchaser's Ancillary Documents.

               (d) Neither the execution and delivery of this Agreement and Purchaser's Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Purchaser's Certificate of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award.

               (e) Purchaser is not a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser according to the terms of this Agreement will be a default, or whereby timely performance by Purchaser according to the terms of this Agreement may be prohibited, prevented or delayed.

               (f) Neither Purchaser, nor any of its Affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other. As used herein, an "Affiliate" is any person or entity which controls a party to this Agreement, which that party controls, or which is under common control with that party. In the case of Seller, an Affiliate shall include Shelby Williams Industries, Inc. and its subsidiaries.
"Control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

          4.2 SELLER'S REPRESENTATIONS AND WARRANTIES. Seller represents and warrants to Purchaser that, except as set forth in the schedule delivered by Seller to Purchaser concurrently herewith and identified as the "Disclosure Schedule":

               (a) Seller is a corporation duly organized, existing and in good standing, under the laws of the State of Delaware. Seller has all necessary corporate power and authority to conduct the business of the PHF Division (the "Business") as it is now being conducted.

               (b) Seller has full corporate power and authority to enter into and perform (x) this Agreement and (y) all documents and instruments to be executed by Seller pursuant to this Agreement
(collectively, "Seller's Ancillary Documents"). This Agreement has been, and Seller's Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller.

               (c) No consent, authorization, order or approval of, or filing or registration with, any governmental authority or other person is required for the execution and delivery of this Agreement and Seller's Ancillary Documents and the consummation by Seller of the transaction contemplated by this Agreement and Seller's
Ancillary Documents.

               (d) Neither the execution and delivery of this Agreement and Seller's Ancillary Documents by Seller, nor the consummation by Seller of the transaction contemplated hereby, will conflict with or result in a breach of any of the terms, conditions or provisions of Seller's Certificate of Incorporation or By-laws, or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award.

               (e) Seller has good title to, and the corporate power to sell, the Purchased Assets, free and clear of any liens, claims, encumbrances and security interests. The foregoing representation and warranty shall not apply to the Leased Premises.

               (f) The Disclosure Schedule lists and describes all material contracts, leases, and agreements to which Seller is a party and which relate to the conduct of the Business, including, without limitation: employment and employment related agreements; covenants not to compete; loan agreements; notes; security agreements; sales representative, distribution, franchise, advertising and similar agreements; leases and subleases of Leased Personalty or the Leased Premises; license agreements; purchase orders and purchase contracts and sales orders and sales contracts. All contracts, leases, subleases and other instruments referred to in this paragraph 4.2(f) are binding upon the parties thereto. No default by Seller has occurred thereunder and, to Seller's knowledge, no default by the other contracting parties has occurred thereunder, which default would have a Material Adverse Effect (as defined).
For the purposes of this Agreement, "Material

Adverse Effect" means a material adverse effect on the assets, liabilities, financial condition or results of operations of the Business, taken as a whole.

               (g) Seller is not a party to, or bound by, any unexpired, undischarged or unsatisfied written contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Seller according to the terms of this Agreement will be a default or an event of acceleration, which default or acceleration would have a Material Adverse Effect, or whereby timely performance by Seller according to the terms of this Agreement may be prohibited, prevented or delayed.

               (h) There is no litigation or proceeding, in law or in equity, and there are no proceedings or governmental investigations before any commission or other administrative authority, pending, or, to Seller's knowledge, overtly threatened, against Seller or its Affiliates, or with respect to the consummation of the transaction contemplated hereby, or the use of the Purchased Assets (whether used by Purchaser after the Closing or by Seller prior thereto) which if decided adversely to Seller would have a Material Adverse Effect.

               (i) The Leased Premises are leased to Seller pursuant to written leases, copies of which are attached to the Disclosure
Schedule. Seller is not in default under any material term of any agreement relating to the Leased Premises nor, to Seller's knowledge, is any other party thereto in material default thereunder.

               (j) Each material (i) trademark, service mark, slogan, trade name, trade dress and the like (collectively with the associated goodwill of each, "Trademarks"), including information regarding each registration and pending application to register any such Trademarks; (ii) common law Trademark; (iii) patent on and pending application to patent any technology or design; (iv) registration of and application to register any copyright; and (v) license of rights in computer software, Trademarks, patents, copyrights, unpatented formulations, and know-how, whether to or by Seller, is listed in the Disclosure Schedule. The scheduled rights are referred to herein collectively as the "Intellectual Property".
Seller has no knowledge: (i) that any other person or entity claims the right to use in connection with similar or closely related goods and in the same geographic area, any mark which is identical or confusingly similar to any of the Trademarks; (ii) of any claim that any third party asserts ownership rights in any of the Intellectual Property; (iii) of any claim that Seller's use of any Intellectual Property infringes any right of any third party;
and (iv) that any third party is infringing any of Seller's rights in any of the Intellectual Property.

          4.3 LIMITATION ON WARRANTIES. Thomas Lee and Gary Orimoto (collectively, the "Managers") are each principal shareholders of Purchaser and current employees of Seller. Each Manager has been actively engaged in the management and operation of the Business for a period of over five (5) years and is intimately familiar with the business and affairs of the PHF Division. Accordingly, other than the representations and warranties contained in subparagraphs (a), (b), (c) and (d) of Section 4.2 above, Purchaser is acquiring the Purchased Assets and assuming the Assumed Liabilities hereunder solely in reliance of the Managers' knowledge of the Business and not any of the other representations and warranties contained in
Section 4.2. Seller makes no express or implied warranty of any kind whatsoever, including, without limitation, any representation as to physical condition or value of any of the Purchased Assets or the future profitability or future earnings performance of the Business. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

                                     ARTICLE V

                            CONDUCT PRIOR TO THE CLOSING

          5.1  GENERAL.  Between the date hereof and the Closing Date:

               (a) Seller shall give to Purchaser's officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents, records and personnel of Seller and shall furnish to Purchaser such information as Purchaser may at any time and from time to time reasonably request.

               (b) Seller shall use reasonable efforts and make every good faith attempt (and Purchaser shall cooperate with Seller) to obtain the consents to the assignment of, or alternate arrangements satisfactory to Purchaser with respect to, those contracts, leases, or other instruments, which are enumerated in EXHIBIT C attached hereto (the "Consents").

               (c) Seller shall carry on the Business in the usual and ordinary course of business, consistent with past practices.

               (d) Purchaser shall not disclose to any third party or use for any purpose other than evaluating and carrying out the transaction contemplated hereby, any Confidential Information (as defined herein) regarding Seller and the Business. Intending that the term shall be broadly construed to include anything protectible under applicable law, "Confidential Information" means all information, and all documents and other tangible items which record information, which at the time or times concerned is protectible as a trade secret under applicable law. The preceding portions of this paragraph (e) shall not apply to information (i) which was in the public domain, (ii) which was previously known by Purchaser, or (iii) to the extent that disclosure is required by law.

               (e) No party shall intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any material respect as if originally made on and as of the Closing Date.

                                     ARTICLE VI

                               CONDITIONS TO CLOSING

          6.1 CONDITIONS TO SELLER'S OBLIGATIONS. The obligation of Seller to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in
Article XI:

               (a) Each and every representation and warranty made by Purchaser shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

               (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed.

               (c) No suit or proceeding shall have been commenced by any governmental authority on any grounds to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

               (d) Purchaser shall have executed an Assignment, Assumption and Bill of Sale in form and substance satisfactory to Seller.

               (e) Purchaser and Seller shall have executed an assignment and assumption agreement (the "Assignment and Assumption Agreement") with respect to the premises located at 98-735 Kuahao Place, Pearl City, Hawaii, in form and substance satisfactory to Seller.

               (f)  In accordance with the valuation procedure set forth in
          Section 3.2 hereof, the value of the Inventory on hand as of the Closing Date shall not exceed $4,500,000.

          6.2 CONDITIONS TO PURCHASER'S OBLIGATIONS. The obligation of Purchaser to consummate the transaction contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article XI:

               (a) Each and every representation and warranty made by Seller shall have been true and correct in all material respects when made and shall be true and correct in all material respects as if originally made on and as of the Closing Date.

               (b) All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transaction contemplated hereby was consummated) shall have been performed.

               (c)  All of the Consents shall have been obtained.

               (d) Seller shall have executed an Assignment, Assumption and Bill of Sale in form and substance satisfactory to Purchaser.

               (e) No suit or proceeding shall have been commenced by any governmental authority to restrain, enjoin or hinder the consummation of the transaction contemplated hereby.

               (f) Purchaser and Seller shall have executed the Assignment and Assumption Agreement, in form and substance satisfactory to Purchaser.

                                    ARTICLE VII

                              POST-CLOSING AGREEMENTS

          7.1 POST-CLOSING AGREEMENTS. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VII.

          7.2 INSPECTION OF RECORDS. Seller and Purchaser shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions occurring prior to and those relating to the Closing, the historical financial condition, results of operations and cash flows of Seller, or the Assumed Liabilities. As used in this Section 7.2, the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

          7.3 PAYMENTS OF ACCOUNTS RECEIVABLE. From and after the Closing Date, Purchaser shall use reasonable goof faith efforts in order to collect all outstanding Accounts Receivable. Purchaser's duties shall be limited to sending statements and bills to customers, communicating with the customers, receiving payments of the Accounts Receivable, transmitting the receipts to Seller and keeping records of the payments received and transmitted to Seller. Purchaser shall not be required to enforce collection of the Accounts Receivable through collection agencies, legal process, or by any extraordinary means. Except as provided below, in order to allow Purchaser the opportunity to preserve and maintain good business relations with the customers, Seller shall not communicate with, or threaten or institute legal collection against, the customers to collect the Accounts Receivable, other than sending statements and bills to the customers. Seller shall rely upon Purchaser to collect the Accounts Receivable for a period of six (6) months after the Closing Date, whereupon Seller shall be free to take all action deemed necessary or desirable by Seller to collect the account and Purchaser shall have no further obligation to attempt to collect such account. In the event Purchaser shall receive any instrument of payment of any of the Accounts Receivable, Purchaser shall forthwith deliver it to Seller, endorsed where necessary without recourse to Seller. Sums collected by Purchaser from customers who are indebted to Seller shall be applied first to the accounts owed to Seller and then to amounts due to Purchaser.

          7.4 PRODUCTS LIABILITY INSURANCE. For a period of five (5) years commencing on the Closing Date, Purchaser shall maintain policies of products liability insurance in form and substance satisfactory to Seller naming Seller as an additional insured and covering the operations of the Business with coverages and limits which are comparable to those maintained from time to time by Purchaser with respect to its own business.

          7.5 NON-ASSIGNMENT. Notwithstanding any provision to the contrary contained herein, Seller shall not be obligated to assign to Purchaser any contract, purchase order, sales order, lease or other instrument which provides that it may not be assigned without the consent of the other party thereto and for which such consent is not obtained, but in any such event, Seller shall cooperate with Purchaser in any reasonable arrangement designed to provide the benefits thereof to Purchaser; provided, however, that Seller shall be obligated to deliver to Purchaser an assignment of the Sublease and the consent thereto of the sublessor and master lessor, if necessary under the master lease for the Leased Premises.

          7.6 FURTHER ASSURANCES. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transaction contemplated hereby.

                                    ARTICLE VIII

                                     EMPLOYEES

          8.1 EFFECT OF CLOSING. On the Closing Date, each Employee's employment with Seller will terminate, and such Employee will have no continuing right to participate in any of Seller's medical plans, retirement plans or any other similar benefits of any nature whatsoever provided or made available by Seller to its employees.

                                     ARTICLE IX

                              COVENANT NOT TO COMPETE

          9.1 NON-COMPETITION. Seller hereby agrees that for a three (3) year term commencing from the date of this Agreement, Seller and Seller's Affiliates shall not directly or indirectly engage in, or have any financial or other interests (whether as a principal, partner, shareholder, consultant or otherwise) in any business or activity in the State of Hawaii engaged in the wholesale or retail sale or distribution of floor coverings, window coverings or drapery products.

          9.2  DEFAULT.  Seller acknowledges that the restrictions in Section
9.1 above, in view of the nature of the business in which Purchaser is engaged, are reasonable and necessary in order to protect the legitimate interests of Purchaser and that any violation thereof would result in injury to Purchaser. Therefore, Seller agrees that in the event Seller and/or Seller's Affiliates violate any of the restrictions contained in Section 9.1 above, Purchaser shall be entitled to obtain injunction relief from any court of competent jurisdiction, in addition to any other rights or remedies to which Purchaser may be entitled.

          9.3  REASONABLENESS OF RESTRICTIONS.  If any provision of this
Article is held to be invalid or unenforceable, the remaining provisions hereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions had not been included herein. Seller expressly agrees that if, in any judicial or other contested proceeding, the scope of the restricted activity and/or geographic coverage and/or the period of time of the covenant contained in Section 9.1 above should be found or held to be unreasonable and unenforceable, then such scope of the restricted activity and/or geographic coverage and/or such period of time, as the case may be, shall be reduced to the extent necessary to enable enforcement of the restrictions in such section to the fullest extent permitted under applicable law.

          9.4 MATERIAL INDUCEMENT. Seller acknowledges and agrees that the foregoing covenant and representation is a material inducement to Purchaser's execution of this Agreement and Purchaser's payment of the consideration hereunder.

          9.5 BINDING EFFECT. The covenants of this Article shall be binding upon and inure to the benefit of Seller and Purchaser and their respective successors and permitted assigns.


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


                                     ARTICLE X

                                  INDEMNIFICATION

          10.1 GENERAL. From and after the Closing, the parties shall indemnify each other as provided in this Article X. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation thereof.

          10.2 INDEMNIFICATION OBLIGATIONS OF SELLER. Subject to the provisions of Section 10.3, Seller shall indemnify, save and keep harmless Purchaser and its successors and permitted assigns ("Purchaser Indemnitees") against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

               (a) any material inaccuracy in or breach of any representation and warranty made by Seller in subparagraphs (a),
          (b), (c) and (d) of Section 4.2 of this Agreement or in any closing document delivered to Purchaser in connection with this Agreement;

               (b) any material breach by Seller of, or failure by Seller to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X);

               (c) the failure to discharge any liability or obligation of Seller other than the Assumed Liabilities; and

               (d) any claims by any person or entity claiming to be entitled to a broker's commission, finder's fee, investment broker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other while acting as or claiming to be an agent or representative of Seller in connection with this transaction.

          10.3 LIMITATION ON SELLER'S INDEMNIFICATION OBLIGATIONS. Seller's obligations pursuant to the provisions of Section 10.2 are subject to the following limitations:

               (a) the Purchaser Indemnitees shall not be entitled to recover under Section 10.2(a): (i) until the total amount which Purchaser would recover under Section 10.2(a), but for this Section 10.3(a), exceeds $25,000, and then only for the excess over $25,000; (ii) unless a claim for Damages has been asserted by written notice, specifying the details of the alleged misrepresentation or breach of warranty, delivered to Seller on or prior to the first anniversary of the Closing Date; or (iii) if at or before the time of Closing Purchaser had actual knowledge of the misrepresentation or breach of warranty;

               (b) the Purchaser Indemnitees shall not be entitled to recover under Section 10.2(b) or (c) hereof if indemnification is also available under Section 10.2(a) hereof;

               (c) the Purchaser Indemnitees shall not be entitled to recover under Section 10.2:

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


                    (i) WITH RESPECT TO CONSEQUENTIAL DAMAGES, INCLUDING CONSEQUENTIAL DAMAGES CONSISTING OF BUSINESS INTERRUPTION OR LOST PROFITS, OR WITH RESPECT TO PUNITIVE DAMAGES;

                    (ii) to the extent aggregate Damages under Section
               10.3(a) exceed the Purchase Price;

                    (iii) to the extent the Damages are covered by insurance
               held by Purchaser;

                    (iv) with respect to the nonassignability or
               nontransferability of any of the Purchased Assets or Assumed Liabilities or the failure to obtain any consent, or conditions imposed incident to the giving of any consent, required in connection with, or as a consequence of, the transfer of any of the Purchased Assets to, or the assumption of the Assumed Liabilities by, Purchaser;

               (d) the amount of any recovery pursuant to Section 10.2 shall be net of any income tax benefits inuring to the Purchaser Indemnitees as a result of the state of facts which entitled the Purchaser Indemnitees to recover from Seller pursuant to Section 10.2.

          10.4 PURCHASER'S INDEMNIFICATION COVENANTS. Purchaser shall indemnify, save and keep harmless Seller and its successors and permitted assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of:

               (a) any material inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement;

               (b) any material breach by Purchaser of, or failure by Purchaser to comply with, any of its covenants or obligations under this Agreement (including, without limitation, its obligations under this Article X);

               (c) Purchaser's failure to pay, discharge and perform any of the Assumed Liabilities; or

               (d) any claims by any person or entity claiming to be entitled to a broker's commission, finder's fee, investment broker's fee or similar payment for arranging the transaction contemplated hereby or introducing the parties to each other while acting as or claiming to be an agent or representative of Purchaser in connection with this transaction.

          10.5 INDEMNIFICATION EXCLUSIVE REMEDY. Indemnification pursuant to the provisions of this Article X shall be the exclusive remedy of the parties for any misrepresentation or breach of any warranty or covenant contained herein or in any closing document executed and delivered pursuant to the provisions hereof with respect to any matter which is the subject of this Article X. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.


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

                                     ARTICLE XI

                          EFFECT OF TERMINATION/PROCEEDING

          11.1 RIGHT TO TERMINATE. This Agreement and the transaction contemplated hereby may be terminated at any time prior to the Closing by prompt notice given in accordance with Section 12.3:

               (a)  by the mutual written consent of Purchaser and Seller; or

               (b) by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on December 16, 1998; provided, however, that the right to terminate this Agreement under this
          Section 11.1(b) shall not be available to any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date.

          11.2 REMEDIES. In the event of a breach of this Agreement, the non-breaching party shall not be limited to the remedy of termination of this Agreement, but shall be entitled to pursue all available legal and equitable rights and remedies, and shall be entitled to recover all of its reasonable costs and expenses incurred in pursuing them (including, without limitation, reasonable attorneys' fees).

                                    ARTICLE XII

                                   MISCELLANEOUS

          12.1 SALES AND TRANSFER TAXES. Purchaser shall pay all sales, use, transfer and conveyance taxes arising in connection with the sale and transfer of the Purchased Assets to Purchaser pursuant to this Agreement.

          12.2 PUBLICITY. Except as otherwise required by law, press releases concerning this transaction shall be made only with the prior agreement of the Seller and Purchaser.

          12.3 NOTICES. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail. Notices delivered by hand by facsimile, or by nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as follows:


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

                                          If to Seller
                                          Addressed to

                                          Shelby Williams Industries Inc.
                                          150 Shelby Williams Drive
                                          Morristown, TN 37813
                                          Attention: Robert Coulter
                                          Telecopier: 423-586-2260

                                          with a copy to

                                          D'Ancona & Pflaum
                                          30 North LaSalle
                                          Suite 2900
                                          Chicago, Illinois  60602
                                          Attention: Walter Roth
                                          Telecopier:  (312) 580-0923

                                          If to Purchaser
                                          Addressed to

                                          PHF Hawaii, Incorporated
                                          98-735 Kuahao Place
                                          Pearl City, Hawaii 96782
                                          Attention: President
                                          Telecopier: 808-486-2201
                                           with a copy to

                                           Kuniyuki & Chang
                                           900 Fort Street
                                           Suite 310
                                           Honolulu, Hawaii 96813
                                           Attention: Louis L.C. Chang
                                           Telecopier: 808-521-2389

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 12.3.

          12.4 EXPENSES. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transaction contemplated hereby, including, without limitation, attorneys', accountants' and other professional fees and expenses.

          12.5 ENTIRE AGREEMENT. This Agreement and the instruments to be delivered by the parties pursuant hereto constitute the entire agreement between the parties. Each exhibit and the Disclosure Schedule shall be considered incorporated into this Agreement. Any matter which is disclosed in any portion of the Disclosure Schedule is deemed to have been disclosed for the purposes of all relevant provisions of this Agreement. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for the purposes of this Agreement and Seller's Ancillary Documents. The parties make no representations or warranties to each other, except as contained in this Agreement. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Business in making its determination as to the propriety of the transaction contemplated by this Agreement, and in entering into this Agreement has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement.

          12.6 NON-WAIVER. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

          12.7 APPLICABLE LAW. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Hawaii applicable to contracts made in that State.

          12.8 BINDING EFFECT; BENEFIT. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties hereto, and their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, including, without limitation, third party beneficiary rights.

          12.9 ASSIGNABILITY. This Agreement shall not be assignable by either party without the prior written consent of the other party.

          12.10 AMENDMENTS. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

          12.11 HEADINGS. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                          SELLER:

                                          SHELBY WILLIAMS INDUSTRIES, INC.

                                          By: /s/ Robert C. Coulter
                                              ----------------------------
                                              Its: President

                                          PURCHASER:

                                          PHF HAWAII, INCORPORATED

                                           By: /s/ Thomas Lee
                                               ----------------------------
                                               Its: President


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